Exhibit 99.1

U.S. Concrete Grows Its California Operations

EULESS, TX--(Marketwire - October 30, 2012) - U.S. Concrete, Inc. (NASDAQ: USCR) announced today that further to its news release of October 17, 2012, its wholly owned subsidiary, Central Concrete Supply Co., Inc., has completed the acquisition of all of the issued and outstanding equity interests of Bode Gravel Co., a California subchapter S corporation, and Bode Concrete LLC, a California limited liability company.

U.S. Concrete President and Chief Executive Officer, William J. Sandbrook, said, "We are extremely excited to welcome Bode into the U.S. Concrete family of companies. We look forward to further strengthening Bode's existing customer relationships in the San Francisco Bay area with the added resources of our well respected Central Concrete Supply operations."

For more information on this transaction, please see the Company's Current Report on Form 8-K which is expected to be filed on October 31, 2012, visit http://www.us-concrete.com/sec.asp or contact U.S. Concrete at 817-835-4111 or email lrussell@us-concrete.com.

U.S. Concrete services the construction industry in several major markets in the United States through its two business segments: ready-mixed concrete and concrete-related products; and precast concrete products. As of the date of this press release, the Company has 101 fixed and 13 portable ready-mixed concrete plants, two precast concrete plants and seven producing aggregates facilities. During 2011, these plant facilities produced approximately 4.3 million cubic yards of ready-mixed concrete from continuing operations and 3 million tons of aggregates. For more information on U.S. Concrete, visit www.us-concrete.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This press release contains various forward-looking statements and information that are based on management's beliefs, as well as assumptions made by and information currently available to management. These forward-looking statements speak only as of the date of this press release. U.S. Concrete disclaims any obligation to update these statements and cautions you not to rely unduly on them. Although U.S. Concrete believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the possibility that the anticipated benefits from such activities, events, developments or transactions cannot be fully realized or the possibility that costs or difficulties related thereto will be greater than expected. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. Additional risks affecting U.S. Concrete are discussed in greater detail in U.S. Concrete's filings with the Securities and Exchange Commission; including U.S. Concrete's Annual Report on Form 10-K for the year ended December 31, 2011 and its subsequent filings on Form 10-Q.

Contact:
Matt Brown
SVP & CFO
U.S. Concrete, Inc.
817-835-4111